Exhibit 99.3

Ford Motor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended December 31, 2002 and 2001
(in millions)

	2002		2001

		Financial		Financial
	Automotive	Services	Automotive	Services

	(unaudited)		(unaudited)
Cash and cash equivalents at January 1	$4,064	$3,133	$3,360	$1,417

Cash flows from operating activities before securities trading	9,487	15,375	7,456	13,172
Net sales/(purchases) of trading securities	(6,206)	(23)	1,143	120

Net cash flows from operating activities	3,281	15,352	8,599	13,292
Cash flows from investing activities
Capital expenditures	(6,776)	(502)	(6,301)	(651)
Acquisitions of other companies	—	—	—	(737)
Acquisitions of receivables and lease investments	—	(81,806)	—	(94,061)
Collections of receivables and lease investments	—	45,777	—	45,110
Net acquisitions of daily rental vehicles	—	(1,846)	—	(1,412)
Purchases of securities	(3,446)	(609)	(12,489)	(734)
Sales and maturities of securities	3,445	479	13,866	759
Proceeds from sales of receivables and lease investments	—	41,289	—	41,419
Proceeds from sale of businesses	257	—	—	—
Net investing activity with Financial Services	1,053	—	186	—
Cash paid for acquisitions	(289)	—	(1,998)	—
Other	—	407	367	250

Net cash (used in)/provided by investing activities	(5,756)	3,189	(6,369)	(10,057)
Cash flows from financing activities
Cash dividends	(743)	—	(1,929)	—
Net sales/(purchases) of Common Stock	287	—	(1,385)	—
Proceeds from mandatorily redeemable convertible preferred securities	4,900	—	—	—
Preferred Stock — Series B redemption	(177)	—	—
Changes in short-term debt	(25)	(14,136)	38	(18,274)
Proceeds from issuance of other debt	318	15,524	2,063	44,193
Principal payments on other debt	(859)	(15,760)	(1,122)	(26,204)
Net financing activity with Automotive	—	(1,053)	—	(186)
Other	(23)	361	261	(249)

Net cash (used in)/provided by financing activities	3,678	(15,064)	(2,074)	(720)
Effect of exchange rate changes on cash	37	336	(101)	(151)
Net transactions with Automotive/Financial Services	(124)	124	649	(649)

Net increase in cash and cash equivalents	1,116	3,937	704	1,716

Cash and cash equivalents at December 31	$5,180	$7,070	$4,064	$3,133